Exhibit 99.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

Financial Statements as of December 31, 2019 and 2018 and for the Year Ended December 31, 2019, Supplemental Schedule as of December 31, 2019 and Report of Independent Registered Public Accounting Firm

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS
Page

Report of Independent Registered Public Accounting Firm

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2019 and 2018	1

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2019	2

Notes to Financial Statements as of December 31, 2019 and 2018	3

SUPPLEMENTAL SCHEDULE:

Schedule of Assets (Held at End of Year) as of December 31, 2019	11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Human Resources Committee of
the Schweitzer-Mauduit International, Inc. Retirement Savings Plan

Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the Plan) as of December 31, 2019 and 2018, and the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the year ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Report on Supplemental Schedule
The supplemental schedule of assets (held at end of year) as of December 31, 2019, has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Moore, Colson & Company, P.C.

We have served as the Plan's auditor since 2014.
Atlanta, Georgia
June 29, 2020

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AS OF
DECEMBER 31, 2019 AND 2018

	2019	2018
Assets:

Investments, at fair value	$123,286,321	$103,227,756

Receivables:
Other receivables	123,115	—
Notes receivable from participants	1,433,224	1,466,679

Total receivables	1,556,339	1,466,679

Total assets	124,842,660	104,694,435

Liabilities:

Excess contributions payable	—	22,287

Net assets available for benefits	$124,842,660	$104,672,148

See accompanying notes to financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2019

ADDITIONS

Investment income:
Net appreciation in fair value of investments	$22,564,805
Interest and dividends	2,570,452
Total investment income		25,135,257

Contributions:
Participants	5,110,088
Employer	2,853,791
Rollovers from other plans	305,022

Total contributions		8,268,901

Interest from notes receivable from participants		75,782

Total additions		33,479,940

DEDUCTIONS

Administrative fees		(122,609)
Distributions to participants		(13,186,819)

Total deductions		(13,309,428)

Net increase in net assets available for benefits		20,170,512

Net assets available for benefits
-Beginning of year		104,672,148

-End of year		$124,842,660

See accompanying notes to financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019 AND 2018

1. PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General - The Plan is a defined contribution plan covering substantially all employees of Schweitzer-Mauduit International, Inc. (the “Company” or “SWM”), excluding certain non-resident aliens, leased employees and employees covered by a collective bargaining agreement (“CBA”), unless the CBA requires participation. The majority of SWM’s employees are eligible to participate following one month of continuous service.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan’s Human Resources Committee oversees governance of the Plan, determines the appropriateness of the Plan’s investment offerings, monitors investment performance, and reports to the Plan’s Board of Directors.

The Plan elected a Safe Harbor plan design, as permitted by the Internal Revenue Service (“IRS”), which exempts the Plan from certain compliance issues, primarily associated with non-discrimination testing.

Contributions - Participants may elect to defer from 1% to 100% of their annual compensation as defined in the Plan. A participant may also make unrestricted after-tax contributions in whole percentages of 1% to 10% of their hourly wages or salary rate as long as the total of 401(k) and unrestricted after-tax contributions do not exceed annual contribution limits established by the IRS. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans (rollovers). Participants direct the investment of their contributions into various investment options offered by the Plan, including the Schweitzer-Mauduit International, Inc. Common Stock Fund ("SWM Stock Fund") that invests in shares of SWM.

The Company’s matching contribution, as well as any discretionary contributions to the Plan, is determined by the Board of Directors. The safe harbor employer matching contribution is 100% of the first 3% of compensation, 50% of the next 4-8% of compensation, and 25% of the next 2% of compensation. In addition, union hourly employees receive matching contributions equal to 25% of employee catch-up contributions. Contributions are subject to certain statutory limitations.

Participant Accounts - Each participant’s account is credited with the participant’s contribution and Company matching contributions and Plan earnings. Participant accounts are charged with withdrawals, losses, and an allocation of administrative expenses. Allocations are based on participant earnings account balances or specific participant transactions, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Withdrawals - Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019 AND 2018

1.	PLAN DESCRIPTION AND FUNDING POLICY (Continued)

Payment of Benefits and Forfeitures - On termination of service due to death, disability, retirement, or other reasons, a participant may elect to receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, partial payments, or installments over a period of not more than assumed life expectancy. If the vested amount in a participant's account does not exceed $5,000, the payment must be a lump-sum distribution. The Plan converted to Safe Harbor status January 1, 2015. The balance in the forfeiture account will be used to reduce plan administrative expenses. As of December 31, 2019 and 2018, total forfeitures available to reduce administrative expenses totaled $12,702 and $30,917, respectively. For the year ended December 31, 2019, administrative expenses were reduced by $41,010 from forfeited amounts.

Notes Receivable from Participants - Participants may borrow up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the vested balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined by the Plan administrator. Loans are repayable over periods up to five years with the exception of loans used to purchase a primary residence of the participant. Loans are repayable immediately upon death, disability, or termination of employment. Loan transactions are treated as a transfer to (from) the investment funds and from (to) the participant loan fund.

Other - A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's SWM Stock Fund accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's SWM Stock Fund accounts should be tendered in response to offers therefore.

Vesting - Participants are immediately vested in their voluntary contributions plus actual earnings. Prior to January 1, 2015, a participant was cliff-vested in employer matching contributions after completion of three years of service or attainment of age 55. Effective January 1, 2015, participants are immediately vested in safe harbor matching contributions and discretionary contributions plus earnings thereon.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019 AND 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition - As of December 31, 2019 and 2018, all investments were held by John Hancock Trust Company LLC (the “Trustee”) and are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). The Plan’s Human Resources Committee determines the Plan's valuation policies utilizing information provided by the investment advisors, trustee, and insurance company.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Expenses - Certain expenses of maintaining the Plan are paid by the Plan unless otherwise paid by the Company. Expenses that are paid by the Company are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant's account and are included in administrative expenses. Investment related expenses are included as a reduction in net appreciation in fair value of investments.

Notes Receivable from Participants - Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred. As of December 31, 2019 and 2018, no allowance for credit losses has been recorded. If a participant does not make loan repayments and the Plan administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("U.S. GAAP") requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Corrective Distributions - Amounts payable to participants for contributions in excess of amounts allowed by the IRS are recorded as a liability with a corresponding reduction to contributions.

Recently Issued Accounting Standard - In August 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The guidance is effective for fiscal years beginning after December 15, 2019. Plan management is currently evaluating the impact of this ASU on the financial statements but does not expect the adoption to have a material impact.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019 AND 2018

3.    FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
- quoted prices for similar assets or liabilities in active markets;
- quoted prices for identical or similar assets or liabilities in inactive markets;
- inputs other than quoted prices that are observable for the asset or liability;
- inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. As of December 31, 2019 and 2018, there have been no changes in the methodologies used.

SWM Stock Fund: The SWM Stock Fund is a unitized fund which includes SWM common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the SWM Stock Fund plus the amount of cash. As of December 31, 2019 and 2018, the amount of cash totaled $753,565 and $526,938, respectively. Each unit represents the ownership of both common shares and cash. The Company’s common stock is traded on the New York Stock Exchange (“NYSE”). The valuation of the units closely tracks the quoted market price listed on the NYSE.

Registered investment companies: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Insurance contracts: Valued at cash surrender value, which approximates fair value.

Stable value fund: Valued at NAV as a practical expedient, inclusive of the adjustment to contract value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019 AND 2018

3.	FAIR VALUE MEASUREMENTS (Continued)

for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. The use of NAV is deemed appropriate as the CCT does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2019 and December 31, 2018:

	Assets at Fair Value as of December 31, 2019
	Level 1	Level 2	Level 3	Total

SMI Stock fund	$—	$12,889,179	$—	$12,889,179
Registered investment companies	94,158,665	—	—	94,158,665
Insurance contracts	—	—	1,992,550	1,992,550
Total assets in the fair value hierarchy	$94,158,665	$12,889,179	$1,992,550	$109,040,394
Investments measured at net asset value				14,245,927
Investments, at fair value				$123,286,321

	Assets at Fair Value as of December 31, 2018
	Level 1	Level 2	Level 3	Total

SMI Stock fund	$—	$8,941,709	$—	$8,941,709
Registered investment companies	77,172,624	—	—	77,172,624
Insurance contracts	—	—	2,941,383	2,941,383
Total assets in the fair value hierarchy	$77,172,624	$8,941,709	$2,941,383	$89,055,716
Investments measured at net asset value				14,172,040
Investments, at fair value				$103,227,756

The following table sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the year ended December 31, 2019:

Insurance contracts
Balance, beginning of year	$2,941,383
Realized gains (losses)	—
Unrealized gains (losses)	88,153
Purchases	—
Sales	(1,036,986)
Balance, end of year	$1,992,550

The amount of total gains or losses for the period included in changes in net assets attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$88,153

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019 AND 2018

3.	FAIR VALUE MEASUREMENTS (Continued)

Fair Value of Investments in Entities that Use NAV

The following table summarizes investments measured at fair value based on NAV per share as of December 31, 2019 and 2018, respectively.

December 31, 2019	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$14,245,927	N/A	Daily	N/A

December 31, 2018	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$14,172,040	N/A	Daily	N/A

4. PARTY-IN-INTEREST AND RELATED PARTY TRANSACTIONS

As of December 31, 2019 and 2018, the Plan’s SWM Stock Fund held shares of the Company's common stock. For the year ended December 31, 2019, the Plan purchased shares of $901,150, sold shares of $3,054,581, had net appreciation of $5,540,418 and had interest and dividends of $560,483 related to the SWM Stock Fund. As of December 31, 2019 and 2018, the balance of the SWM Stock Fund was $12,889,179 and $8,941,709, respectively.

Certain plan investments are shares of various investments managed by the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the Plan relate to investment management fees charged on a daily basis to the various investments held. Party-in-interest transactions also include loans made to participants and insurance contracts.

All of these party-in-interest transactions are exempt from the prohibited transaction rules of ERISA.

5. PRIORITIES UPON TERMINATION OF THE PLAN

The Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, all participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

6. TAX STATUS

The IRS has determined and informed the Company by a letter dated January 21, 2016, that the Plan and related trust are designed in accordance with applicable sections of the Code. Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019 AND 2018

6. TAX STATUS (Continued)

of the Code and therefore believe that the Plan is qualified and the related trust is tax exempt. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

U.S. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2019, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.

7. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

8. SUBSEQUENT EVENTS

In November 2019, Plan management executed an amendment to the Plan that is effective January 1, 2020. The amendment changed several provisions to the Plan and added new provisions. The key provisions of the amendment is listed below.

•	The Plan allows Roth contributions and Roth conversions.

•	Participants may elect to defer from 1% to 75% of their annual compensation as defined by the Plan.

•
In the event that a participant has not received the full employer matching contribution for the Plan year, the participant shall receive an additional employer matching contribution after the end of the Plan year as a “true-up” contribution.

•	A new provision was added to allow transfers between this Plan and SWM Retirement Savings Plan II, subject to several terms and conditions.

SECURE Act

In January 2020, Congress passed the Setting Every Community Up for Retirement Enhancement Act of 2019 (“SECURE Act”) that contained the largest package of retirement system reform in over a decade. Many of the provisions of the SECURE Act are effective January 1, 2020 and may require significant changes to Plan administration, recordkeeping and potential amendments to the Plan. The extent of the impact of the Act cannot be predicted at this time.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019 AND 2018

8. SUBSEQUENT EVENTS (Continued)

COVID-19

The global spread of a novel coronavirus known as COVID-19 has caused business disruption through mandated and voluntary closings of businesses in numerous industries. As a result of the spread of COVID-19, economic uncertainties have arisen which may negatively impact the market price of the Plan’s common stock, investment income and other Plan transactions. The extent of the adverse impact of the COVID-19 outbreak on the Plan’s participants’ account balances and the amounts reported in the Plan’s financial statements cannot be predicted at this time.

CARES Act

On March 27, 2020, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) that included numerous employee benefit plan provisions to assist plan sponsors and participants. This could result in changes to Plan administration, recordkeeping and potential amendments to the Plan.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2019
Plan No. 002
EIN No. 62-1612879

		Description of Investment
	Identity of Issue	Including Maturity Date, Rate of
	Borrower, Lessor, or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value

		SWM Stock Fund:
*	Schweitzer-Mauduit International, Inc.	Schweitzer-Mauduit International, Inc. Common Stock	289,012	(A)	$12,135,614
	PIMCO	PIMCO Government Money Market Admin	753,565	(A)	753,565
		Total SWM Stock Fund			12,889,179

		Registered Investment Companies:
	Vanguard	Vanguard Institutional Index (Inst)	55,999	(A)	16,252,717
	Vanguard	Vanguard Target Retirement 2025 Fund	482,423	(A)	9,571,271
	T. Rowe Price	T Rowe Price Growth Stock Fund	115,367	(A)	8,462,152
	Vanguard	Vanguard Target Retirement 2030 Fund	214,427	(A)	7,815,873
	Wells Fargo	Wells Fargo Adv Sp Mid Cap Ins	163,457	(A)	6,894,616
	Vanguard	Vanguard Target Retirement 2020 Fund	161,089	(A)	5,240,213
	Vanguard	Vanguard Target Retirement 2035 Fund	230,861	(A)	5,198,992
	Hartford	Hartford Intl Opportunity Y	253,775	(A)	4,372,547
	Metwest	Metwest Total Ret Bond I	384,819	(A)	4,206,072
	Delaware	Delaware Value Fund Inst	177,491	(A)	3,979,344
	Meridian	Meridian Small Cap Growth Inst	170,486	(A)	2,751,636
	Vanguard	Vanguard Target Retirement 2040 Fund	62,163	(A)	2,432,446
	Vanguard	Vanguard Mid Cap Index Adm	10,208	(A)	2,252,429
	Vanguard	Vanguard Sm Cap Index Fd Adm	22,907	(A)	1,818,141
	Vanguard	Vanguard Target Retirement 2045 Fund	68,607	(A)	1,694,603
	Nuveen	Nuveen Small Cap Value R6	70,841	(A)	1,669,729
	Hartford	The Hartford Midcap Fund R6	41,489	(A)	1,572,422
	Vanguard	Vanguard Target Retirement 2015 Fund	92,968	(A)	1,411,256
	Vanguard	Vanguard Target Retirement 2055 Fund	30,055	(A)	1,298,074
	Vanguard	Vanguard Target Retirement Income Fund	89,799	(A)	1,261,388
	Vanguard	Vanguard Target Retirement 2050 Fund	29,221	(A)	1,162,137
	Vanguard	Vanguard Dev Markets Index Adm	58,064	(A)	821,022
	Federated Investments	Federated Inst High Yield Bond I	74,306	(A)	737,856
	Vanguard	Vanguard Total Bond Market Index Adm	44,859	(A)	495,688
	Alliance Bernstein	AB Global Bond Fund Z	44,177	(A)	375,062
	Invesco	Invesco Developing Markets R5	8,388	(A)	322,080
	Vanguard	Vanguard Target Retirement 2060 Fund	2,330	(A)	88,899
		Total Registered Investment Companies			94,158,665

*	Northwestern Mutual Life Insurance	Insurance contracts	n/a	(A)	1,992,550
	Putnam	Stable Value Fund	14,245,927	(A)	14,245,927
*	Notes receivable from participants	Interest rates: 3.25% - 6.50%; Matures: January 2020 - November 2024	n/a	-0-	1,433,224
	Total Investments				$124,719,545
* Sponsor and/or issuer known to be a party-in-interest to the Plan.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2019
Plan No. 002
EIN No. 62-1612879

(A) Cost information is not required to be presented for participant-directed investments.

See Report of Independent Registered Public Accounting Firm